UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

IMPAC MORTGAGE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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June 22, 2009

Dear Impac Shareholder,

We recently sent you a proxy outlining the Company’s proposal to amend the term of our Series B Preferred Stock and Series C Preferred Stock.

We are currently in the process of tendering to purchase the Preferred Stock.  We believe this transaction, if approved by you, will be highly accretive to our Common Stockholders.

I have voted 100% of all my shares in favor of this proposal.  If you haven’t done so, I and our board of directors urge you to vote in favor of this proposal.  Time is of the essence.

A FOR vote for this proposal has the potential of saving the company $14.9 million in annual payments that would otherwise be due to the preferred holders.

We understand that the past two years have been extremely difficult for our Shareholders.  All actions taken by the Company over this time period have been done in order to maintain Shareholder value as well as to allow the Company the ability to rebuild itself.

To place your vote over the phone, please contact D.F. King & Co., Inc. at 1-800-269-6427.

Should you have any questions please contact me directly at (949) 475-3948 or contact Justin Moisio of our Investor Relations Department at (949) 475-3988.

Sincerely,

/s/ Joseph R. Tomkinson

Joseph R. Tomkinson
Chairman and CEO